                                                                  EXHIBIT 11.1
                                       MASSBANK CORP.
                                    Earnings Per Share

     The following is a calculation of earnings per share for the three months and nine months ended September 30, 1995 and 1994.
                                          Three Months Ended           Nine Months Ended
Calculation of Primary                       September 30,               September 30,
  Earnings Per Share                      1995          1994*        1995         1994*
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,736,869    2,844,741     2,762,929    2,867,831

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                     (52,800)     (62,979)      (52,800)     (62,979)

Shares assumed to be repurchased
  under treasury stock method
  of stock options                         90,043       95,763        76,641       87,815
                                          _______      _______       _______      _______

Total Shares                            2,774,112    2,877,525     2,786,770    2,892,667
                                       __________   __________     _________    _________

Net Income                             $2,217,000   $2,143,000    $6,512,000   $6,022,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.80   $     0.74    $     2.34   $     2.08
                                       __________   __________    __________   __________

                                          Three Months Ended          Nine Months Ended
Calculation of Fully Diluted                September 30,               September 30,
  Earnings Per Share                      1995          1994*        1995         1994*
______________________________            ____          ____         ____         ____
Average common shares outstanding       2,736,869    2,844,741     2,762,929    2,867,831

Less:  Unallocated Employee Stock Ownership
       Plan (ESOP) shares not committed
       to be released                    (52,800)      (62,979)      (52,800)     (62,979)

Shares assumed to be repurchased
  under treasury stock method
  of stock options                        97,088        95,763        97,088       89,535
                                        ________       _______       _______      _______

Total Shares                            2,781,157    2,877,525     2,807,217    2,894,387
                                        _________    _________     _________    _________

Net Income                             $2,217,000   $2,143,000    $6,512,000   $6,022,000
                                       __________   __________    __________   __________

Per Share Amount                       $     0.80   $     0.74    $     2.32   $     2.08

* Prior year total shares outstanding and earnings per share amounts have been restated to reflect the three-for-two stock split of September, 1994 to permit comparison with the current fiscal year.
